Exhibit 8.1

Akerman Senterfitt One Southeast Third Avenue 25th Floor Miami, Florida 33131 Tel: 305.374.5600 Fax: 305.374.5095

February 12, 2013

JAVELIN Mortgage Investment Corp.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

Re:

Tax Opinion for REIT Status of JAVELIN Mortgage Investment Corp.

Ladies and Gentlemen:

We have acted as special tax counsel to JAVELIN Mortgage Investment Corp., a Maryland corporation (“JAVELIN” or the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-11, as amended (the “Form S-11”), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, which covers the registration of the resale of up to 250,000 shares of common stock, par value $0.001 per share, of the Company by the selling stockholder named therein.

In connection with the Form S-11 filing, you have requested our opinion regarding whether the Company was organized and has operated in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”) for its taxable year ended December 31, 2012, and whether the Company’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT, as well as whether the discussion in the Form S-11 under the heading “U.S. Federal Income Tax Considerations,” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

In connection with rendering the opinions expressed below, we have examined originals (or copies identified to our satisfaction as true copies of the originals) of the following documents (collectively, the “Transaction Documents”):

1.

the Company’s Articles of Amendment and Restatement (the “Charter”);

2.

the Company’s Bylaws (the “Bylaws”);

3.

the Form S-11; and

4.

such other documents as may have been presented to us by JAVELIN from time to time.

In addition, we have relied upon the factual representations contained in JAVELIN’s certificate, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of JAVELIN, setting forth certain representations relating to the organization and operation of JAVELIN.

For purposes of our opinions, we have not made an independent investigation of the facts set forth in the documents we reviewed. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinions. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way. Any representation or statement in any document upon which we rely that is made “to the best of our knowledge” or otherwise similarly qualified is assumed to be correct. Any alteration of such facts may adversely affect our opinions. In the course of our representation of the Company, no information has come to our attention that would cause us to question the accuracy or completeness of the representations contained in Officer’s Certificate, or the Transaction Documents in a material way.

In our review, we have assumed, with your consent, that all of the representations and statements of a factual nature set forth in the documents we reviewed are true and correct, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Code, the regulations promulgated thereunder by the United States Department of the Treasury (“Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (including its practices and policies in issuing private letter rulings, which are not binding on the Internal Revenue Service (“IRS”) except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

akerman.com

BOCA RATON    DALLAS    DENVER    FORT LAUDERDALE    JACKSONVILLE    LAS VEGAS    LOS ANGELES    MADISON    MIAMI

NEW YORK    ORLANDO    PALM BEACH    TALLAHASSEE    TAMPA    TYSONS CORNER    WASHINGTON, D.C.    WEST PALM BEACH

JAVELIN Mortgage Investment Corp.

3001 Ocean Drive, Suite 201

Vero Beach, Florida 32963

February 12, 2013

In rendering these opinions, we have assumed that the transactions contemplated by the Transaction Documents will be consummated in accordance with the terms and provisions of such documents, and that such documents accurately reflect the material facts of such transactions. In addition, the opinions are based on the correctness of the following specific assumptions:

i.

The Company and its subsidiaries (if any), will each be operated in the manner described in the Charter, the Bylaws, the other organizational documents of each of such entities, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

ii.

The Company is a duly formed corporation under the laws of the State of Maryland.

It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable. Moreover, the qualification and taxation of the Company as a REIT depends upon its ability to meet, through actual annual operating results, distribution levels and diversity of share ownership and the various qualification tests imposed under the Code, the results of which will not be reviewed by the undersigned. Accordingly, no assurance can be given that the actual results of the operations of the Company for any one taxable year will satisfy such requirements.

Based upon and subject to the foregoing, it is our opinion that:

1.

The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable year ended December 31, 2012, and the Company’s current organization and method of operations will enable it to continue to meet the requirements for qualification and taxation as a REIT.

2.

The discussion in the Form S-11 under the heading “U.S. Federal Income Tax Considerations” to the extent that it constitutes matters of federal income tax law or legal conclusions relating thereto, is correct in all material respects.

The foregoing opinions are limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinions. Other than as expressly stated above, we express no opinion on any issue relating to the Company, or to any investment therein.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussions of federal income tax issues, which we assisted in preparing, in the Prospectus under the heading “U.S. Federal Income Tax Considerations.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

This opinion is rendered to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity. We hereby consent to the filing of this opinion as an exhibit to the Form S-11 under the Securities Act, and to the reference to Akerman Senterfitt in the Form S-11. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Akerman Senterfitt